EXHIBIT 2

METROPOLITAN BANK HOLDING CORP.

99 Park Avenue, 4th Floor

New York, NY 10016

June 21, 2016

Endicott Opportunity Partners IV, L.P.

570 Lexington Avenue, 37th Floor

New York, NY 10022

Re: Investor Rights

Ladies and Gentlemen:

This letter will confirm our agreement that pursuant to and effective as of your purchase of capital stock of Metropolitan Bank Holding Corp. (the “Company”), a New York corporation and parent company of Metropolitan Commercial Bank (the “Bank”), Endicott Opportunity Partners IV, L.P., a Delaware limited partnership (the “Investor”), shall be entitled to the following contractual rights, in addition to any other rights specifically provided to the Investor pursuant to that certain Subscription Agreement dated as of June 21, 2016 by and between the Company and the Investor (the “Subscription Agreement”), including any amendments or supplements thereto, and such other agreements, instruments and certificates delivered in connection therewith (collectively, the “Subscription Documents”):

1.       Right to Designate Board Member. If requested by the Investor, and, if so, for as long as the Investor and its Affiliates (as defined in the Subscription Agreement) beneficially own in the aggregate at least 50.0% of the Company’s common stock the Investor acquired pursuant to the Subscription Agreement, and subject to any required approvals or non-objections of the Board of Governors of the Federal Reserve System (whether acting directly or through the Federal Reserve Bank of New York in such reserve bank’s regulatory capacity), the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the New York State Department of Financial Services, and/or any other regulatory body having jurisdiction over the Company or the Bank (collectively, the “Regulators”), as well as the approval of the Board of Directors of the Company (the “Board”) and the Board of Directors of the Bank (the “Bank Board”), as applicable, which approvals shall not be unreasonably withheld, conditioned or delayed, the Investor shall be entitled to only appoint either Wayne Goldstein or Rob Usdan as the Investor’s nominee to be elected to serve on the Board and the Bank Board. The Company agrees to cause the Investor’s nominee to be nominated to serve as a director on the Board and the Bank Board, and to take all other necessary actions (including calling a special meeting of the Board, Bank Board and/or shareholders of the Company and/or the Bank, as applicable) to ensure that the composition of the Board and Bank Board is as set forth in this paragraph 1. Without limiting the generality of the foregoing, the Company shall solicit proxies for the Investor’s nominee in the same manner as it does for the Company’s other nominees. If, as a result of death, disability, retirement, resignation, removal (with or without cause) or otherwise, there shall exist or occur any vacancy on the Board or Bank Board caused by the death, disability, retirement, resignation or removal of the Investor’s nominee, then the Investor shall have the exclusive right to designate another individual to fill such vacancy and serve as a director of the Board and Bank Board, provided, however, that such individual is either Wayne Goldstein or Robert Usdan. The Board and Bank Board will use its reasonable best efforts to take all action required to fill the vacancy(ies) resulting therefrom with such person (including such person, subject to applicable law, being the Company’s and the Nominating Committee’s nominee to serve on the Board and Bank Board, using all commercially reasonable efforts to have such person elected as director of the Company and the Bank, and the Company soliciting proxies for such person to the same extent as it does for any of its other nominees to the Board and Bank Board). Any director nominated by the Investor pursuant to this paragraph I shall be entitled to indemnification rights in his capacity as a member of the Board and Bank Board that are no less than the rights provided by the Company and the Bank to any other member of the Board and/or Bank Board. The Board and Bank Board representatives of the Investor shall receive compensation from the Company and the Bank equal in form and value to compensation paid to other Board and Bank Board members generally (such compensation to be paid as directed by the Investor), it being understood that certain Board and Bank Board members may receive different compensation for services as chairman, lead director or a committee chairman. To facilitate the in-person attendance of the representative of the Investor (as a member of the Board and Bank Board pursuant to this paragraph 1 or as an observer pursuant to paragraph 2 below) of meetings of the Board, Bank Board or any committee thereof, the Company and the Bank (as applicable) shall reimburse the Investor for all reasonable travel expenses of such representative promptly upon receiving documentation thereof reasonably acceptable to the Company and the Bank (as applicable). The Company and the Bank (as applicable) shall notify the Investor’s nominee of all regular and special meetings of the Board and Bank Board (as applicable) and shall notify the Investor’ s nominee of all regular and special meetings of any committee of the Board and Bank Board (as applicable) of which the Investor’s nominee is a member in accordance with the Company’s and Bank’s (as applicable) bylaws as then in effect. The Company and the Bank (as applicable) shall provide the Investor’s nominee with copies of all notices, minutes, consents and other materials provided to all other members of the Board and Bank Board (as applicable) concurrently as such materials are provided to the other members.

2.       Board Observer Rights. If the Investor is not represented on the Board or the Bank Board (as applicable) (including during such time as regulatory approval of the person nominated by the Investor as its Board or Bank Board representative is pending), for as long as the Investor and its Affiliates beneficially own more than 50.0% of the Company’s common stock it acquired pursuant to the Subscription Agreement, the Company and the Bank shall allow the Investor to only designate either Wayne Goldstein, Rob Usdan or Michael Gibbons to be a representative of the Investor to attend all meetings of the Board and Bank Board (and their respective committees) in a non-voting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that (i) such representative shall enter into a customary confidentiality agreement with the Company and the Bank (in form and substance reasonably satisfactory to the Investor, the Company and the Bank) requiring the representative to hold in confidence and trust all information so provided; (ii) the representative may be excluded from access to any material or meeting or portion thereof if the Board or Bank Board (as applicable) determines in good faith, upon advice of counsel, that access to such material or attendance at such meeting would adversely affect the attorney-client privilege between the Company or the Bank and its counsel or would conflict with applicable banking laws or regulations or if such material or meeting relates to relations or negotiations with the Investor or require the consent or non-objection of any Regulator; (iii) such observer shall be excluded from all “executive sessions” of the Board and Bank Board if any other persons who are not members of the Board or Bank Board (as applicable), other than counsel to the Company, are also excluded; and (iv) such observer shall not be entitled to attend any meetings of any committees of the Board or Bank Board on which a representative of the Investor serving on such board would not be entitled to serve. For the avoidance of doubt, such representative shall not have access to any “confidential supervisory information” (as such term or relevant similar term is defined under the regulations of any Regulator).

3.       Information Rights. For as long as the Investor and its Affiliates beneficially own in the aggregate more than 50.0% of the Company’s common stock the Investor acquired pursuant to the Subscription Agreement, and subject to any restrictions or limitations necessary to satisfy any requirement or policy of any Regulator as well as restrictions against use or disclosure of confidential information set forth in Section 4 below, the Company will make available to the Investor (i) audited annual financial statements no later than 10 days after the financial statements become available to the Company’s Board of Directors, (ii) unaudited quarterly financial statements no later than 10 days after the financial statements become available to the Company’s Board and a comparison of such quarter’s results with the results projected by the Company’s annual budget, (iii) unaudited monthly financial statements no later than 10 days after the financial statements become available to the Company’s Board and a comparison of such month’s results with the results projected by the Company’s annual budget, and (iv) an annual budget for the upcoming fiscal year no later than 10 days following approval by the Company’s Board.

4.       Confidentiality. The Investor recognizes and acknowledges that it currently has, and in the future may have, access to certain confidential information of the Company and the Bank. The Investor agrees that it will not disclose such confidential information to any person for any purpose or reason whatsoever, except to Representatives of the Investor and to regulatory agencies having jurisdiction over the Company, the Bank or the Investor for the exclusive purpose of consummating the transactions contemplated by this Agreement and in connection with exercising its rights under this Agreement, the Subscription Agreement and/or the Registration Rights Agreement unless (i) such information becomes known to the public generally through no fault of the Investor, (ii) the Investor can demonstrate, to the reasonable satisfaction of the Company, that such information was within the Investor’s possession and developed by the Investor prior to it being delivered, disclosed or furnished to the Investor by the Company or the Bank, (iii) the Investor can demonstrate, to the reasonable satisfaction of the Company, that such information became available to the Investor on a non-confidential basis from a source other than the Company or the Bank, provided that such source is not known by the Investor to be bound, after due inquiry, by a confidentiality agreement, or other contractual, legal or fiduciary obligation of confidentiality with respect to such information, or (iv) disclosure is required by law or the order of any government entity under color of law; provided, that prior to disclosing any information pursuant to this clause (iv), the Investor shall give prior written notice thereof to the Company and provide the Company with the opportunity to contest such disclosure. For purposes of this Agreement, the term “Representative” shall mean the Investor’s Affiliates and the Investor’s and its Affiliates’ respective directors, officers, partners, members, managers, employees, investment bankers, attorneys, accountants and other advisors or representatives.

5.       Preemptive Rights. If, following the consummation of the transactions contemplated by the Subscription Documents, the Company authorizes the issuance or sale of any equity securities, or any securities, options or debt that are convertible or exchangeable into equity of the Company (any such security, a “New Security”), the Investor shall be entitled, in its sole discretion, to purchase shares of the New Securities for the same price and on the same terms as such New Securities are proposed to be offered to others, such that the Investor and its Affiliates are able to maintain their aggregate percentage ownership interest in the Company’s capital stock on a fully-diluted basis, subject to compliance with the applicable requirements of the Regulators. With respect to such rights described above (the “Preemptive Rights”), the Company shall give written notice of such proposed issuance or sale (including the terms and conditions thereof) to the Investor at least thirty (30) days prior to the anticipated issuance or sale date, and the Investor shall have twenty (20) days from the receipt thereof to provide the Company with notice of the exercise of its Preemptive Rights with respect to such issuance or sale. The Preemptive Rights described herein (A) will terminate upon the consummation of a public offering of at least $25 million of shares of the Company’s common stock, par value $0.01 per share (“Common Stock”) for cash pursuant to a registration statement or registration statements, or (B) shall not apply to the issuance of Common Stock, or options to purchase the same, pursuant to the Company’s employee stock bonus plan or strategic transactions (each such issuances described in clauses (A) and (B) above, an “Excluded Issuance”); provided, however, that in all cases, (1) the aggregate ownership percentage of the Investor of any class of voting securities of the Company shall not exceed 9.99% and (2) the total equity ownership in the Company by the Investor shall not exceed 24.99% of the Company’s total issued and outstanding capital stock.

6.       Registration Rights. In addition to, and not exclusive of, any other registration rights granted to the Investor pursuant to the Subscription Documents, the Investor shall be entitled to exercise registration rights as are set forth in a Registration Rights Agreement in the form of Exhibit A hereto.

7.       Regulatory Approval. The Company and the Investor shall cooperate to obtain the appropriate approvals from the Regulators in accordance with this letter agreement and the Subscription Documents. If necessary, the Investor shall agree to certain passivity commitments imposed by the Regulators, provided, that the terms and conditions of such commitments are customary and are not deemed by the Investor (in its sole discretion) to be unreasonable and provided, further, that the Investor shall not be required to agree to any restrictions, conditions or commitments imposed or otherwise required by any Regulator that are determined by the Investor (in its sole discretion) to be unduly burdensome.

8.       Miscellaneous. The validity, construction and interpretation of this letter agreement and the rights and duties of the parties hereunder shall be governed by and construed in accordance with laws of the State of New York without regard to its conflicts of laws provisions. This letter agreement (together with the Subscription Documents) constitutes the entire agreement among the parties hereto, and supersedes any and all prior representations, agreements and understandings, whether written or oral, with respect to the subject matter hereof. This letter agreement shall not be modified, amended or waived, in whole or in part, except by written agreement of both parties. The provisions hereof shall be binding upon, and shall inure to the benefit of, the parties hereto and their successors and assigns. Each of the parties hereto shall, at the request of the other party, execute, deliver and acknowledge without any consideration, such additional documents, instruments or certificates or do or cause to be done such other things as are reasonably necessary or desirable to make effective the agreements and transactions contemplated by this letter agreement. This letter agreement may be executed and delivered (including by facsimile or other electronic transmission) in multiple counterparts, each of which shall constitute an original and all of which together shall be deemed to be one and the same instrument. The provisions of Sections 6.4, 6.5, 6.7, 6.8, 6.11, 6.16 and 6.17 of the Subscription Agreement are hereby incorporated into and made a part of this Agreement.

[Remainder of page intentionally left blank. Signature page follows.]

Very truly yours, METROPOLITAN BANK HOLDING CORP.

By: /s/ MARK R. DEFAZIO
Name: Mark R. DeFazio Title: President and Chief Executive Officer
METROPOLITAN COMMERCIAL BANK

By: /s/ MARK R. DEFAZIO
Name: Mark R. DeFazio Title: President and Chief Executive Officer

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ACKNOWLEDGED AND AGREED:

ENDICOTT OPPORTUNITY PARTNERS IV, L.P.

By: W.R. Endicott IV, LLC, its General Partner

By: /s/ ROBERT I. USDAN
Name: Robert I. Usdan Title: Managing Member

[Signature Page to Investor Rights Letter Agreement]